Exhibit 21

                                  SUBSIDIARIES



              Corporation                       State of           Ownership
                                                Incorporation

 Giant Cement Company, Inc.                     Delaware           100%
 Keystone Cement Company, Inc.                  Pennsylvania       100%
 Giant Resource Recovery  Company, Inc.         Delaware           100%
 GCHI Investments, Inc.                         Delaware           100%
 GCHI Acquisition Corp.                         Delaware           100%
 Giant Cement NC, Inc.                          South Carolina     100%(1)
 Solite Corporation                             Virginia           100%
 Eden Machine and Design Corporation            Virginia           100%(2)(3)
 Carolina Solite Corporation                    North Carolina     100%(2)(3)
 Solite Lightweight Transportation, Inc.        Virginia           100%(2)(3)
 Oldover Corporation                            Virginia           100%(2)(3)
 Oldover Too, Inc.                              Virginia           100%(2)(3)
 M&M Chemical & Equipment Co., Inc.             Alabama            100%(2)
 Charlotte Block, Inc.                          North Carolina     100%(2)(3)
 Lightweight Block - Eden Corporation           Virginia           100%(2)(3)
 Lightweight Block Company, Incorporated        Virginia           100%(2)
 Boston Concrete Products, Incorporated         Virginia           100%(2)(3)
 Lightweight Block Lexington Corporation        Virginia           100%(2)(3)


(1)  Indirect.  Owned 100% by Giant Cement Company, Inc.
(2)  Indirect.  Owned 100% by Solite Corporation.
(3) Effective January 1, 1999, pursuant to a corporate reorganization of Solite and its subsidiaries, each of these subsidiaries were merged into other Solite subsidiaries or dissolved. All of the Solite subsidiaries are now indirect subsidiaries of the Company owned 100% by a new Virginia corporation, Solite Holding Company, Inc., which is 100% owned by the Company.


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